DocuSign Envelope ID: B9CE0636-CD27-4AB6-A535-A599D6B572BF

March 15, 2024

Syed Rizvi, M.D.

Delivered via DocuSign

Re: Offer of Employment

Dear Syed:

On behalf of Poseida Therapeutics, Inc. (the “Company” or “Poseida”), I am pleased to offer you employment under the terms set forth in this offer letter agreement (the “Agreement”). These employment terms will be effective as of your start date, which is anticipated to be April 1, 2024 (such date your employment actually begins, the “Start Date”).

1.
Employment Position; Duties. You will be employed as Chief Medical Officer. In this position, you will report directly to Kristin Yarema, Chief Executive Officer and you will have those duties and responsibilities as are customary for this position and as may be assigned by the Company from time to time. Your work duties will include work for, or on behalf of, affiliates of the Company, such as its parent, subsidiaries and other group affiliates (together, the “Affiliates”) as appropriate. This is a remote position and your primary work location will be your home office located in Somerset, NJ. You may be expected to travel to and work from Poseida’s San Diego offices periodically as determined by your manager and business needs. Business travel expenses are reimbursable according to the terms of the Travel & Expense Policy.

2.
Base Pay. Your initial base salary will be paid at the annual rate of $520,000.00 per year, less standard payroll deductions and tax withholdings. Your base salary will be paid on the Company’s normal payroll schedule. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as necessary for your work assignments and position, and will not be eligible for overtime pay.

3.
Benefits and Paid Time Off. You will be eligible to receive the Company’s standard employee benefits package. You will be eligible to accrue paid time off under the Company’s Vacation policy in the annual amount of 15 days per year. You will have 80 hours of sick time available each year. You will also be eligible for paid holidays pursuant to Company policy. The schedule is published prior to the beginning of each calendar year.

4.
Sign On Bonus If you join the Company, you will be eligible for a sign on bonus in the amount of $50,000.00, less standard payroll deductions and tax withholdings (the “Sign On Bonus”). The Company will advance you the Sign On Bonus, prior to its being earned, in one lump

DocuSign Envelope ID: B9CE0636-CD27-4AB6-A535-A599D6B572BF

Syed Rizvi, M.D.

March 15, 2024

sum on September 30, 2024. You will only earn the Sign On Bonus if you remain continuously employed with the Company through and including the one year anniversary of the date of payment. If, after September 30, 2024, your employment terminates either due to 1) your voluntary resignation for any reason, or 2) the Company’s termination of your employment for Cause (as defined herein), you will be required to repay to the Company, within [thirty (30) days] of your last day of employment with the Company, the full amount of the applicable Sign On Bonus that was paid to you in advance of it being earned. For purposes of this Agreement, “Cause” shall have the meaning ascribed to it in the Company’s Severance and Change in Control Plan.

5.
Annual Discretionary Performance Bonus. In addition to base salary, you will be eligible to earn a discretionary annual bonus (the “Bonus”) beginning in bonus plan year 2024. This discretionary bonus payout is based on an evaluation of the Company’s performance and subject to time-based proration for service during the plan year. Your initial target Bonus amount shall be forty percent (40%) of your base salary. Your target for subsequent years is subject to revision in the sole and absolute discretion of the Company’s Board of Directors (the “Board”), who will make all determinations regarding the Bonus, including, but not limited to, whether a Bonus will be awarded and the amount of any Bonus that may be awarded. You must be an active employee in good standing of the Company on the date such Bonus is paid in order to earn and be eligible for such Bonus.

6.
Equity Grant. As a material inducement to your acceptance of this offer of employment, subject to approval by the Board (or an authorized committee thereof) and to the commencement of your employment with the Company, you will receive an equity award (“New Hire Equity Award”). The New Hire Equity Award will be delivered as a combination of an option to purchase shares of the Company’s common stock (the “Option”) and restricted stock units to be issued shares of the Company’s common stock (the “RSU”). Your New Hire Equity Award will be granted effective as of the first trading day of the month following your date of hire, unless your hire date coincides with the first trading day of the month in which case your New Hire Equity Award will be granted effective as of your hire date or, in either case, as soon as administratively practicable thereafter. The New Hire Equity Award is subject and pursuant to the Company’s 2022 Inducement Plan (the “Plan”), to be approved by the Board (or an authorized committee thereof), and the Company’s standard forms of stock option agreement and restricted stock unit award agreement, as applicable, thereunder. The Company understands that you would not accept employment with the Company but for the granting of the New Hire Equity Award.

You will be granted an Option to purchase 250,000 shares of the Company’s common stock . The Option shall have an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq Stock Market on the date of grant. The Option shall vest over time, subject to your continuous service to the Company, on each applicable vesting date(s), as follows: (i) twelve and a half percent (12.5%) of the shares subject to the Option shall vest on the six-month anniversary of the specified vesting commencement date and (ii) the remaining shares shall vest in 42 consecutive equal monthly installments thereafter.

DocuSign Envelope ID: B9CE0636-CD27-4AB6-A535-A599D6B572BF

Syed Rizvi, M.D.

March 15, 2024

You will be granted an RSU in respect of 185,000 shares of the Company’s common stock. The RSU shall vest over time, subject to your continuous service to the Company, on each applicable vesting date(s), as follows: twenty-five percent (25%) of the shares subject to the RSU shall vest on each of the first four anniversaries of the specified vesting commencement date.

7.
Severance and Change in Control Plan. Upon commencement of and during your employment with the Company, you will become eligible to participate in the Company’s Severance and Change in Control Plan. Following your Start Date, you will be eligible to receive and sign a Participation Agreement for the Severance and Change in Control Plan, a copy of which is enclosed. The Severance and Change in Control Plan and your participation therein may be modified, amended and/or terminated at any time in the Company’s discretion.

8.
Confidential Information and Company Policies To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you sign and comply with the Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) which is attached as Exhibit A. In addition, you are expected to follow the policies and procedures of the Company and its Affiliates, as modified from time to time within the Company’s or Affiliates’ discretion. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that you are prohibited from using or disclosing the confidential or proprietary information of others during your employment by the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer or others that are not generally available to the public, unless you have obtained express written authorization from the former employer or otherwise for their possession and use. You also agree to honor all obligations to former employers and others during your employment with the Company. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.

9.
COVID-19 Vaccination This position requires work onsite at the Company’s facilities and/or in-person interaction with the Company’s employees and/or partners. In furtherance of its duty to its employees to provide and maintain a workplace that is free of known hazards, the Company requires that all employees who work in its facilities or who interact in-person with its employees and/or customers to be fully vaccinated against COVID-19, subject to reasonable accommodations for qualifying medical or religious reasons, and/or as otherwise required by applicable law. Accordingly, this offer and your employment with the Company is contingent upon satisfactory proof that you are fully vaccinated from COVID-19 as of your employment start date, unless a reasonable accommodation is approved.

DocuSign Envelope ID: B9CE0636-CD27-4AB6-A535-A599D6B572BF

Syed Rizvi, M.D.

March 15, 2024

10.
At-Will Employment. Should you decide to accept our offer, you will be an “at-will” employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit, compensation or incentive program does not change the nature of the employment relationship, which remains “at-will”. In addition, the Company retains the discretion to modify your other employment terms from time to time, including but not limited to your position, duties, reporting relationship, work location, compensation (including bonus), and benefits.

11.
Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with and services for the Company and its Affiliates, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with and services for the Company and its Affiliates, or the termination of your employment with and services for the Company and its Affiliates, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C.

§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in [San Diego, California] by JAMS, Inc. (“JAMS”) or its successors, before a single arbitrator under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment- arbitration/). Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise,

DocuSign Envelope ID: B9CE0636-CD27-4AB6-A535-A599D6B572BF

Syed Rizvi, M.D.

March 15, 2024

procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.

In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12.
Authorization to Work; Conditions. Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. Poseida participates in E-Verify for confirmation of employment authorization. As such, this offer is contingent upon satisfactory proof of your right to work in the United States. This offer is also contingent upon your satisfactory clearance of a background check. You agree to assist as needed and to complete any documentation at Poseida’s request to meet these conditions.

13.
Complete Offer and Agreement. This Agreement and the agreements referenced herein contain our complete understanding and agreement regarding the terms of your employment by the Company, and it supersedes any and all other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and the Company’s President, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships without a written amendment to this Agreement. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

DocuSign Envelope ID: B9CE0636-CD27-4AB6-A535-A599D6B572BF

Syed Rizvi, M.D.

March 15, 2024

To accept employment at the Company under the terms described above, please e-sign and date this letter and the Proprietary Information Agreement attached as Exhibit A before the close of business on March 18, 2024.

Again, I am pleased to extend this offer to you. We look forward to your acceptance and to your contributions to the growth and success of Poseida.

Sincerely,

Poseida Therapeutics, Inc.

By: /s/ Kristin Martin

Kristin Martin

Chief People and Administration Officer

Reviewed, Understood, and Accepted:

/s/ Syed Rizvi, M.D. 3/17/2024

Syed Rizvi, M.D. Date

Exhibit A: Proprietary Information Agreement